                       Filed pursuant to Rule 424(b)(2)
                          Registration No. 33-56983

PRICING SUPPLEMENT NO. 3
DATED:  DECEMBER 14, 1995
(TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 22, 1995
AND PROSPECTUS DATED NOVEMBER 22, 1995)

                          UNITED CITIES GAS COMPANY

                         MEDIUM-TERM NOTES, SERIES A

                                    1995-3
                             ____________________

PRINCIPAL AMOUNT:                           INTEREST PAYMENT DATES:
    $2,000,000                                   June 15 and December 15, commencing
                                                 June 15, 1996

ORIGINAL ISSUE DATE:                        ISSUE PRICE:
    December 19, 1995                            $2,000,000 (100%)

MATURITY DATE:                              AGENTS' COMMISSION:
    December 19, 2000                            $10,000 (.5%)

INTEREST RATE (PER ANNUM):                  NET PROCEEDS TO COMPANY:
    6.20%                                        $1,990,000 (99.5%)

REDEMPTION PROVISIONS:


 [X]     The Offered Notes cannot be redeemed by the Company prior to maturity.
 [ ] The Offered Notes may, at the option of the Company, be redeemed prior to maturity.

                             ____________________

TRUSTEE

        The previous Trustee, Bank of America Illinois, has transferred its trust business to First Trust of Illinois, National Association, who has succeeded as Trustee under the Indenture and whose principal place of business is 400 N. Michigan Avenue, 2-South, Chicago, Illinois, ATTENTION: CORPORATE TRUST DEPT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           A.G. EDWARDS & SONS, INC.